Exhibit J

February 7, 2005

United Mexican States
Ministry of Finance and Public Credit
Palacio Nacional
Patio Central, Tercer Piso
Oficina 3010
México, D.F. 06000

Ladies and Gentlemen:

Pursuant to Article 79, fraction XV, of the Internal Regulations of the Ministry of Finance and Public Credit, which sets forth the authority of this Deputy Federal Fiscal Attorneyship of Financial Affairs to express an opinion of law concerning the legal instruments related to public credit, I, the Deputy Federal Fiscal Attorney of the Federation sign the present opinion in connection with Registration Statement No. 333-110594 filed with the Securities and Exchange Commission on November 19, 2003, and a Registration Statement being filed on the date hereof under Schedule B of the Securities Act of 1933 (the “REGISTRATION STATEMENTS”), pursuant to which the United Mexican States (“MÉXICO”) propose to issue from time to time in the United States an aggregate initial offering price up to of U.S. $3,951,406,915 (or its equivalent in one or more currencies or currency units) of its debt and/or warrants, including medium-term notes (the “NOTES”).

1)	I have examined the following provisions, laws, regulations and Decrees as I have considered necessary to give this opinion:

(a)	all relevant provisions of the Political Constitution of the United Mexican States (the “CONSTITUTION”) and all relevant Mexican laws, ordinances, Decrees, directives and other governmental acts under which the issue of the NOTES has been authorized, including, but not limited to, the following (copies and translations of which are attached as exhibits):

(i)	the CONSTITUTION, Article 73, fraction VIII, and Article 89, fraction I, empowering the Mexican Congress to establish the bases upon which the Federal Executive Branch may borrow upon the credit of MÉXICO;

(ii)	the Mexican Federal Revenue Law for the Fiscal Year 2005, Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, for the purposes of exchanging and refinancing MEXICO’s external indebtedness;

(iii)	the Organic Law of the Federal Public Administration, Article 31, fractions V and VI, empowering the Ministry of Finance and Public Credit to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)	the General Law of Public Debt, Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, fractions I, II, III and V, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the constitution of the public debt; the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

(v)	the Law of the Securities Market, Article 11, referring to the filing with the Special Section of the “National Registry of Securities” (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of securities issued in MÉXICO or abroad; and

(vi)	the Internal Regulations of the Ministry of Finance and Public Credit, Article 4, relating to the original power given to the Minister of Finance and Public Credit for the processing and resolution of all the affairs within the competence of the Ministry he represents;

(b)	the Decrees of the President of MÉXICO issued to the Ministry of Finance and Public Credit with respect to the issuance of the NOTES, dated November 3, 1993, August 5, 1994, November 15, 1995, April 1, 1998, January 10, 2000, December 27, 2001, November 12, 2003 and December 29, 2004; and

(c)	such other Mexican laws relevant to the opinion set forth below.

2)	I give this opinion upon the examination of the following instruments and documents:

(a)	the REGISTRATION STATEMENTS;

(b)	the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto dated as of March 3, 2003 (the “FISCAL AGENCY AGREEMENT”) between MÉXICO and Citibank, N.A. as Fiscal Agent;

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(c)	the form of Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement (the “AUTHORIZATION CERTIFICATE”); and

(d)	the forms of the NOTES annexed as exhibits to the AUTHORIZATION CERTIFICATE.

3)	Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

Under and with respect to the present laws of MÉXICO, the NOTES have been duly authorized and, when executed and delivered by MÉXICO and authenticated pursuant to the FISCAL AGENCY AGREEMENT, and delivered as contemplated by the REGISTRATION STATEMENTS, will constitute valid and legally binding obligations of MÉXICO.

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I hereby consent to the filing of this opinion with the REGISTRATION STATEMENTS and to the use of the name of the Deputy Federal Fiscal Attorney of Financial Affairs of MÉXICO and of the Deputy Fiscal Attorney of the Federation for Financial Affairs of MÉXICO under the caption “Validity of the Securities” in the prospectus and in any prospectus supplement relating to the offer of the NOTES.

This opinion is delivered solely in connection with the filing of the REGISTRATION STATEMENTS, and replaces the previous dated as of November 19, 2003.

Very truly yours,

* /s/ Luis Urrutia Corral

Luis Urrutia Corral
Deputy Federal Fiscal Attorney of Financial Affairs
of the Ministry of Finance and Public Credit of the United Mexican States

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Exhibit 1(a)(i)

[TRANSLATION]

POLITICAL CONSTITUTION OF THE
UNITED MEXICAN STATES

“Article 73.- The Congress is empowered:

VIII.- To establish the basis upon which the Executive may borrow upon the credit of the Nation, to approve such borrowings and to acknowledge and order the repayment of the national debt. No borrowing may be made but for the execution of works which will produce an increase in public revenue, except for borrowings made for monetary regulatory purposes, conversion transactions and borrowings contracted during any emergency declared by the President of the Republic under the terms of Article 29;”

“Article 89. The faculties and duties of the President are the following:

I. To promulgate and execute the laws that the Congress enacts providing its exact observance within the administrative functions.”

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Exhibit 1(a)(ii)

[TRANSLATION]

FEDERAL REVENUE LAW FOR THE FISCAL YEAR 2005

Article Two. The Federal Executive Power, through the Ministry of Finance and Public Credit, is authorized to contract and execute borrowings, loans, and any public indebtedness, including security issuances, under the terms of the General Law of Public Debt and for the financing of the Expenditure Budget for 2005, for an amount of net internal indebtedness of up to 97 billion pesos. In addition, it may contract internal indebtedness additional to the authorized above, whenever the resources obtained are applied entirely to diminish external public indebtedness. The Federal Executive Power, through the Ministry of Finance and Public Credit, is hereby authorized to contract borrowings or issue securities abroad with the purpose of exchanging or refinancing budgetary duties in order to obtain a net amount of external unindebtedness of up to 500 millions of dollars of the United States of America. For the determination of the preceding, it will apply the exchange rate published by the Banco de México in the Diario Oficial de la Federación on the last banking day of 2005.

Also the Federal Executive Power, through the Ministry of Finance, is authorized to issue securities in domestic currency and contract loans for exchange or refinancing of Federal Treasury liabilities under the terms of the General Law of Public Debt. Likewise, the Federal Executive Power is authorized to contract borrowings or issue securities abroad, for the purpose of exchange or refinance external indebtedness.

The Federal Executive Power, is authorized, if necessary, through the Ministry of Finance and Public Credit, to issue in the national market, in 2005, securities or other indexed instruments at the exchange rate of Mexican peso regarding abroad currencies, whenever the total balance of internal public indebtedness registered in such period, and beside these securities, or instruments are issued with a due date not less than 365 days. […]

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Exhibit 1(a)(iii)

[TRANSLATION]

ORGANIC LAW OF THE FEDERAL PUBLIC ADMINISTRATION

“Article 31.- The Ministry of Finance and Public Credit shall be responsible for the following matters:

V. The management of the public debt of the Federation and of the Department of the Federal District;

VI. The execution or authorization of all transactions in which public credit is used,”….

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 Exhibit 1(a)(iv)

[TRANSLATION]

GENERAL LAW OF PUBLIC DEBT

CHAPTER 1

General Provisions

“Article 1.- Pursuant to this law, the Public Debt is formed by funded, direct or contingent liabilities derived from financing and acquired by the following entities:

1.      The Federal Executive Power and its branches.

Article 2.- For purposes of this law financing is understood to mean the contracting of credits or loans internally or externally originated from:

1.      The subscribing or issuing of credit instruments of any other document payable on term. …

IV.      The execution of legal acts analogous to those aforementioned.”

“Article 3.- The Ministry of Finance and Public Credit pursuant to Article 31 of the Organic Law of the Federal Public Administration is the office of the Executive in charge of the application of this law, as well as interpretation and creation of the regulations that are necessary for its due execution.

The officers in charge of the Public Entities will be responsible for the strict application of the dispositions of this law, its regulations and the contracting directives issued by the Minister of Finance and Public Credit. The infractions to this law and to the other regulations described will be sanctioned in the terms that legally correspond and according to the regime of the responsibilities of federal public servants.”

CHAPTER II

Power of the Ministry of Finance and Public Credit

“Article 4.- The Federal Executive Power, through the Ministry of Finance and Public Credit, shall be vested to:

1.      Issue securities and contract loans for productive public investment purposes for conversion or refinancing of Federal Treasury liabilities or monetary regulation purposes.

Currencies, amortization terms, interest rates of issued securities or loan agreements, as well as any other covenants shall be determined by the Ministry according to the conditions prevailing in money and capital markets.

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II.      Formulate the financial program of the public sector pursuant to which the public debt shall be managed, including the requirements of foreign currency necessary to manage the external debt service. …

IV.      Ensure that the proceeds obtained from public debt be destined to the fulfillment of projects, activities and enterprises that support the social and economic development plans; that they generate revenues for their repayment or that they be applied towards the improvement of the public debt structure.

V.      Contract and administer the Federal Government public debt and grant its guaranty thereof in credit transactions with international organizations, of which Mexico is a member or with public or private national or foreign institutions provided that the credits be directed to the execution of investment projects or productive activities consistent with those social and economic development policies approved by the Executive that generate the necessary resources for the repayment of the credit and that the credit is adequately guaranteed. …

VII.      Supervise that the payment of principal and interest on the borrowings be punctually covered by the debtor agencies.”

“Article 5.- The Ministry of Finance and Public Credit shall also be vested with the following powers:

I.      To contract directly the financing granted to the Federal Government, under the terms of this Law.

II.      To submit for the approval of the President of the Republic bond issues to be placed in the country and abroad which may consist of one or several series that shall be placed into circulation as authorized by the Executive Branch through the Ministry of Finance and Public Credit. These issues shall constitute direct, general, and unconditional obligations of the United Mexican States pursuant to the terms set forth in the deeds of issue or respective agreements. Other terms shall be specified by the Ministry at the time the relevant deeds of issue or agreements are executed.

Titles evidencing issues to be placed abroad, acquired by foreigners not residents of Mexico shall not be subject to taxation. The Ministry of Finance and Public Credit may extend this treatment to the financial agents of the Federal Government when they make issuances on behalf of the Government itself.

III.      To adopt the administrative measures concerning the payment of principal, interest, fees, financial charges, requirements and formalities of the deeds of issue and contractual documents relating to the securities, as well as the replacement of those securities evidencing national and foreign currency liabilities, and for their quotation in foreign and national stock markets. It is also empowered to agree with the creditor thereof in the creation of sinking funds for repayment of redeemed securities.

IV.      To authorize government agencies referred to in Sections II to VI of Article 1.- to contract external financing.

V.      To administer the registration of the debt of the federal public sector.”

“Article 8.- The loans contracted or authorized by The Ministry of Finance and Public Credit must be included in the financial program elaborated under the terms of Chapter III of this Law and in the general debt program.”

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CHAPTER III

Programming of the Public Debt

“Article 9.- Congress shall authorize the amount of domestic and foreign direct net indebtedness necessary for the financing of the Federal Government and of the federal public sector Agencies, included in the Revenue Law and in the National Expenditure Budget, as well as that of the Federal District Department.

The Executive Branch shall inform Congress on the current debt situation when presenting the yearly public account and when remitting the revenue program, and shall report on a quarterly basis the movements of said statement, within forty-five days following the end of the respective quarter. These amounts shall not include the changes concerning monetary regulation purposes.”

“Article 10.- When submitting to Congress the bill of the Revenue Law and the National Expenditure Budget, the Executive Branch shall propose the amount of foreign and domestic net indebtedness necessary for financing the corresponding fiscal year’s Federal Budget, providing sufficient judgment elements for supporting his proposal. When approving the Revenue Law, Congress may empower the Executive Branch to draw or authorize additional amounts if the Executive considers that exceptional economic circumstances have arisen. In such cases the Executive Branch immediately notify Congress.

The Executive Branch present the pertinent proposals in the Revenue Law bill and the Expenditure Budget bill of the Federal District Department, leaving the relevant financing subject where applicable to the terms of this Law.”

“Article 11.- In order to determine the financial needs referred to in the preceding article, the Ministry of Finance and Public Credit shall be informed through the Ministries or Administrative Departments commissioned with the coordination of the corresponding sector, of those projects and activity programs duly approved by the Ministry of Planning and Budgeting, whose execution requires financing.”

“Article 12.- The amount of indebtedness approved by Congress shall constitute the basis for contracting the necessary credits to finance the Federal Budget and that of the Federal District. The net indebtedness of included governmental Agencies in said budget without exception shall correspond with scheduling thereof and other conditions agreed periodically with the governmental Agencies with jurisdiction over matters of expenditure and financing.”

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“Article 16.- The amount of installments that Agencies shall allot annually to meet obligations derived from financial contracting shall be revised by the Ministry of Finance and Public Credit in order to include them in the National Expenditure Budget.”

CHAPTER IV

The Contracting of Loans by the Federal Government

“Article 17.- The Federal Executive and its branches may contract loans only through the Ministry of Finance and Public Credit.

The agencies mentioned in Sections II to VI of Article l .- of this Law may only contract external financing with the previous authorization of the Ministry of Finance and Public Credit. In respect of internal financing, only the authorization of its governmental bodies is needed, in accordance with the procedure established in Article 6.- of this Law.”

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Exhibit 1(a)(v)

[TRANSLATION]

THE LAW OF THE SECURITIES MARKET

“Article 11.- Only securities registered in the Securities Section will be subject to public bid. A public bid of securities issued in Mexico or by Mexican corporations made abroad, shall be subject to registration in the Special Section.

There will be no need to register securities in the Special Section, if such securities are issued by credit institutions constituting capital liabilities of their own and their placement do not involve a public offering abroad.

The National Securities Commission will have the authority to issue general rules related to the issuance and sale of Mexican securities in the international markets ensuring the transparency of the transactions and equal treatment among investors, and when taking into account international regulations and practices observing the internal regulations.

Once registered, Securities referred to in this law will be executable, pursuant to Article 1391 of the Code of Commerce, even in cases where the registration has been suspended or cancelled due to a default by the issuer.”

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Exhibit 1(a)(vi)

[TRANSLATION]

INTERNAL REGULATIONS OF THE
MINISTRY OF FINANCE AND PUBLIC CREDIT

“Article 4°.- The representation, processing and resolution of all affairs within the competence of the Ministry of Finance and Public Credit corresponds originally to the Minister.

For the more efficient organization of work, the Minister may, without prejudice to the exercise directly of his authority, delegate his authority to the public officials of the administrative units of the Ministry, pursuant to delegations that shall be published in the Official Gazette of the Federation.

“Article 6°.- The Minister shall have the following non-delegatable powers:

…XIX.- To contract, on behalf of the Federal Executive, internal and external credits for the account of the Federal Government, however having the power to appoint representatives who may intervene in the negotiation of such credits and in the execution of the relevant documents.”

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Exhibit 1(b)

Translation of the Presidential Decree issued by Vicente Fox Quesada, President of the United Mexican States, on December 29, 2004, authorizing the issuance of debt securities in the MTN Program for an amount equal to $10 billion dollars of the United States of America.

(Seal of the office of the President of the United Mexican States)

VICENTE FOX QUESADA, President of the United Mexican States, in exercise of the power conferred upon me by section I of article 89 of the Political Constitution of the United Mexican States, in accordance with articles 2 of the Federal Revenue Law for the Fiscal Year 2004; article 2 section I, article 4, section I and V, and article 5, sections I, II and III of the General Law of Public Debt and article 31, section V and VI of the Organic Law of the Federal Public Administration and

CONSIDERING

That in accordance with the National Development Plan 2001-2006, the country requires more resources and to renew its real capacity in order to program with certitude its development for the long term, in an environment of sound public finances that will find a lasting balance between the needs of the Nation, acquiring payment compromises, in amounts and conditions that can be supported by the next generations;

That on November 3, 1993 the Federal Government established a program of issuance of medium term notes to be placed in different international markets up to the amount of five hundred million dollars of the United States of America, which was increased by the amount of one billion dollars of the United States of America through the Presidential Decree dated August 5, 1994, by three billion and five hundred million dollars of the United States of America through the Presidential Decree dated November 15, 1995, by five billion dollars of the United States of America trough the Decree dated April 1, 1998, by ten billion dollars of the United States of America through the Presidential Decree dated January 10, 2000, by ten billion dollars of the United States of America through the Presidential Decree dated December 27, 2001, and by ten billion dollars of the United States of America through the Presidential Decree dated November 12, 2003;

That Mexico’s credit image in the international financial markets, by virtue of the adequate use the resources obtained and the efforts made in order to strength its political external links in economic matters, allows the placement of securities abroad with the purpose of the exchange and refinance of external indebtedness on the terms established by the Federal Revenue Law for the Fiscal Year 2004 and the Federal Revenue Law for the Fiscal Year 2005, and

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That the program mentioned in the second paragraph of the recitals of this Decree has had great acceptance in the international financial markets and it is an ideal mean to obtain credit resources, therefore it is convenient to increase it by ten billion dollars of the United States of America up to the amount of fifty billion dollars of the United States of America, I have issued the following

DECREE

FIRST. -The Ministry of Finance and Public Credit is authorized to issue and place abroad securities in an amount up to ten billion dollars, legal currency of the United States of America, under the medium term notes program referred to in the second paragraph of the recitals section of this Decree.

SECOND.-The Ministry of finance and Public Credit is authorized to formalize all legal acts and contractual documents that may be necessary, as well as agreeing to and setting forth the traits of the issuance described in the First Article of this Decree, in accordance with article 4, section I of the General Law of Public Debt.

Granted at the official residence of the Federal Executive, in Mexico City, Federal District, on the twenty-ninth day of the month of December of the year two thousand and four.

(Signature of the President of the United Mexican States)

THE MINISTER OF FINANCE
AND PUBLIC CREDIT

JOSÉ FRANCISCO GIL DÍAZ

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